Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

October 25, 2024

MicroVision, Inc.

18390 NE 68th Street

Redmond, WA 98052

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MicroVision, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale, from time to time by certain stockholders of the Company identified in the Registration Statement, of 42,692,019 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the senior secured convertible note issued on October 23, 2024 (the “Note”) in a private placement pursuant to that certain Securities Purchase Agreement, dated October 14, 2024, by and among the Company and the buyers named therein (the “Purchase Agreement”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

For purposes of the opinions expressed below, we have assumed that after the issuance of the Shares upon conversion of the Note, the total number of issued and outstanding shares of the Common Stock, together with the number of shares of the Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Amended and Restated Certificate of Incorporation, as amended and then in effect.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered in accordance with the provisions of the Note and the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP